Exhibit 99.1

Capital One Financial Corporation

Monthly Charge-off and Delinquency Statistics

As of and for the month ended January 31, 2009

National Lending Metrics (Managed Basis)

(dollars in thousands)

January 2009
U.S. Card Metrics
Net Principal Charge-Offs	$459,229
Average Loans Held for Investment	$70,480,276
Annualized Net Charge-Off Rate	7.82%
30 Days + Delinquencies	$3,509,869
Period-end Loans Held for Investment	$69,961,617
30 Days + Delinquency Rate	5.02%

Auto Finance Metrics
Net Principal Charge-Offs	$108,529
Average Loans Held for Investment	$21,393,251
Annualized Net Charge-Off Rate	6.09%
30 Days + Delinquencies	$1,947,667
Period-end Loans Held for Investment	$21,219,190
30 Days + Delinquency Rate	9.18%

International Metrics
Net Principal Charge-Offs	$43,913
Average Loans Held for Investment	$8,641,242
Annualized Net Charge-Off Rate	6.10%
30 Days + Delinquencies	$496,185
Period-end Loans Held for Investment	$8,534,100
30 Days + Delinquency Rate	5.81%

Reconciliation to GAAP Measures

Our “managed” consolidated financial statements reflect adjustments made related to effects of securitization transactions qualifying as sales under accounting principles generally accepted in the United States (“GAAP”). We generate earnings from our “managed” loan portfolio which includes both the on-balance sheet loans and off-balance sheet loans. Our “managed” income statement takes the components of the servicing and securitizations income generated from the securitized portfolio and distributes the revenue and expense to appropriate income statement line items from which they originated. For this reason, we believe the “managed” consolidated financial statements and related managed metrics to be useful to stakeholders.

Reportable Segments

We manage our business as two distinct operating segments: Local Banking and National Lending. The Local Banking and National Lending segments are considered reportable segments based on quantitative thresholds applied to the managed loan portfolio for reportable segments provided by SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. As management makes decisions on a managed basis within each segment, information about reportable segments is provided on a managed basis.

Net Charge-Off Rate

Average Loans Outstanding used in the calculation of the Net Charge-Off Rate includes an estimate of the uncollectible portion of finance charge and fee receivables. We recognize earned finance charges and fee income on open ended loans according to the contractual provisions of the credit arrangements. When we do not expect full payment of finance charges and fees, we do not accrue the estimated uncollectible portion as income. The estimated uncollectible portion of finance charges and fees is adjusted quarterly.

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